Exhibit 99.1

Saia Inc. - Saia - Earning Conference Call Transcript – 4/28/21 10:00 AM ET

Company Participants

Douglas Col - CFO, EVP, Finance & Secretary

Frederick Holzgrefe - President, CEO & Director

Conference Call Participants

Amit Mehrotra - Deutsche Bank

Todd Fowler - KeyBanc Capital Markets

Scott Group - Wolfe Research

Jack Atkins - Stephens Inc.

Jordan Alliger – Goldman Sachs

Thomas Wadewitz - UBS

Jonathan Chappell - Evercore ISI

Ariel Rosa - Bank of America

Stephanie Benjamin - Truist

Tyler Brown - Raymond James & Associates

Ravi Shanker – Morgan Stanley

Operator

Good day, and welcome to the Saia, Inc. Hosted First Quarter 2021 Earnings Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Mr. Doug Col. Please go ahead.

Douglas Col

Thanks, Olivia. Good morning. Welcome to Saia's First Quarter 2021 Conference Call. With me for today's call is Saia's President and Chief Executive Officer Fritz Holzgrefe. Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call are not historical facts are subject to a number of risks and uncertainties, and the actual results may differ materially. We refer you to our press release and our SEC filings for more information on the risk factors that could cause actual results to differ.

I'm going to go ahead and turn the call over to Fritz now for some opening comments.

Frederick Holzgrefe

Good morning and thank you for joining us to discuss Saia's first quarter results. I'm pleased to report that we opened 2021 with record results across the board despite significant winter weather storms experienced in many terminal locations mid-quarter. First quarter revenue was a record $484 million, surpassing last year's revenue by 8.4%, a record for any quarter in Saia's history. Operating income grew by 26% to a first quarter record of $48.7 million, and our record 89.9% operating ratios in the quarter marked the third consecutive quarter where our OR was sub-90. As I mentioned, winter weather activity in mid-February impacted our operations significantly, with as many 70 terminals closed or operating on a limited basis for several days.

As the storms passed and our network got back to pre-storm productivity levels, we saw healthy daily shipment trends at the end of February, which carried through March. For the full quarter, shipments per workday increased 2.6%, and a tonnage per workday increased 5.3%. Volume trends, absent the weather, continue to reflect the continuation of the strong level of business activity that we felt in the second half of 2020 as the economy began the initial reopening phase following the COVID-19-related shutdowns. Our ability to work through the network disruptions in the quarter and deliver our customers' freight with a 98.7% on-time service is a testament to the talent and efforts of the entire team. I'm pleased that our quality remained a priority, and our cargo claims ratio improved year-over-year to 0.65%. With strong service levels, our value proposition continues to present us with an opportunity to improve pricing. On January 18, we implemented a general rate increase of 5.9%, and contracts renewed in the quarter did so with an average rate increase of 9%.

Our pricing initiatives are not limited to base rate increases as we intensify our focus on accessorial charges, ensuring that we recoup our substantial investments in service. As we build our business, we continue to optimize our mix of business with an emphasis on customers that support our value proposition. The combination of these efforts are driving the positive pricing performance that we're achieving in overall yield, excluding fuel surcharge, improved by 5.7%. Revenue per shipment, excluding fuel surcharge, increased 8.5%, benefiting not only from pricing gains but also from the 6.6% increase in length of haul and the 2.6% increase in weight per shipment. Ultimately, this improvement in our revenue per shipment plays a key role in improving our margins and drove our record first quarter financial performance.

I'm going to turn the call over to Doug for a review of our first quarter financial results.

Douglas Col

Thanks, Fritz. First quarter revenue was $484.1 million, up $37.7 million or 8.4% from last year with one less workday in the period. Revenue growth resulted from a combination of our 5.3% increase in daily tonnage as well as a 5.7% increase in our yield, excluding fuel surcharge, which Fritz mentioned. Fuel surcharge was also a tailwind to total revenue growth and increased by 8.7%. Fuel surcharge revenue was 12.9% of total revenue compared to 12.8% a year ago. Moving now to key expense items in the quarter. Salaries, wages and benefits increased by 2.4% with our January 1 wage increase of approximately 3.5% being the primary change variable. Purchase transportation costs increased 50% compared to last year and were 9.3% of total revenue compared to 6.7% in the first quarter last year. Truck and rail PT miles combined were 15.5% of our total linehaul miles in the quarter compared to 9.4% in the first quarter of 2020. Fuel expense increased by 3.9% in the quarter, despite company miles being 3% lower year-over-year. The increase was the result of national average diesel prices that rose steadily throughout the quarter. Claims and insurance expense increased by 10.2% in the quarter, largely due to higher premium costs versus the prior year. Accident-related expenses were actually down year-over-year. Depreciation expense of $35.4 million in the quarter was 8.5% higher year-over-year. This is a continuation of the trend we've seen over the past few years as we've grown our terminal network, invested in equipment to lower the age of our tractor and trailer fleet and made meaningful investments in real estate and technology.

Total operating expenses increased by 6.8% in the quarter and, with the year-over-year revenue increase of 8.4%, our operating ratio improved 140 basis points to 89.9%. Our tax rate for the first quarter was 22.3% compared to 23.7% last year, and our diluted earnings per share were $1.40 compared to $1.06 a year ago. We anticipate an effective quarterly tax rate of approximately 24% for the remainder of the year. During the first quarter, we made capital investments totaling $25.6 million. Capital expenditures on equipment in the first quarter were below our forecast as some of our suppliers are seeing delays in component shipments, and production has been behind schedule. We expect capital expenditures will step up over the next couple of months as we take delivery of increasing numbers of tractors and trailers. And we still expect full year 2021 capital expenditures will be approximately $275 million. Our balance sheet remains strong with $53.3 million cash on hand and more than $300 million of availability through our revolving credit facility and additional outside borrowing sources.

I will now turn the call back over to Fritz for some closing comments.

Frederick Holzgrefe

2021 is off to a good start, and we're focused on service, productivity and pricing this year, as we seek to continue our trend of improved operating results. Our value proposition continues to expand for our customers as we provide great service across a growing coverage footprint. In the first quarter, we opened the terminal in Wilmington, Delaware and expect to open three to six more during the year. Our usage of purchase transportation increased in the quarter as we sought to maintain very high levels of service through the quarter. As part of returning our network to more normal operations during February and March, we utilized purchase transportation to quickly resource service after the weather impacts. Further, as we continue to grow the business across the map, we supplement our linehaul as we build density. We focused these purchase transportation investments to balance internal and external capacity to maximize service and minimize costs.

Throughout, we seek pricing that allows us to invest in these high service levels and achieve our margin objectives. I'm also excited to report we recently took delivery of Volvos and VNR electric tractors that we'll be utilizing in them in P&D activity in Southern California in a pilot project. These new electric units are not only an investment in our fleet, but we view them as a long-term investment in the environment and sustainability. We've long been committed to reducing the impact the effect of our operations have on the environment by modernizing our fleet to improve fuel efficiency and reduce carbon emissions. These battery electric units are our next step in the pursuit of this long-term goal. Later in the year, we'll begin a pilot project using CNG powered tractors, and we'll continue to evaluate other alternative fuel options as they are available.

With that said, we're now ready to open the line for questions, operator.

Operator

Thank you. [Operator Instructions] Our first question is coming from Todd Fowler with KeyBanc Capital Markets. Please go ahead.

Todd Fowler

Great. Thanks and good morning. Fritz, with your comments around the contract renewals coming in at 9% during the quarter, obviously, a very strong result, is your sense that that's really where the market's at? I know for a while, there had been an opportunity for you maybe to move pricing up a little bit more as your service levels have improved as you built out the network. So can you comment on your pricing relative to the market? Also, maybe some expectations for contract renewals and yields as we move through the year.

Frederick Holzgrefe

Yes. Thanks, Todd. Yes, listen, in this environment where we are right now, we think it's a favorable backdrop for pricing. I mean quite frankly, the cost to operate the business this year, either from recruiting drivers, maintaining drivers, investments in technology, all support the need for additional pricing. Our focus is really about not only getting the base rates right, but then also making sure that we charge for all the extras, the accessorials, if you will.

So we're pleased with the 9% contract renewal, and that reflects the book of business that was negotiated in the quarter. I think that the environment is such that, I think, the entire space is pushing pricing. I'd like to -- we continue to need to push that. When we benchmark our, sort of, pricing versus the competition versus the market, and benchmark our service levels versus the market, we’ve got to keep pushing that. So we're not satisfied at this level. There remains an opportunity. And frankly, we need to do it because of the underlying cost in the business that we're challenged with. So good quarter around it, but I think there's more room for us into the balance of the year.

Todd Fowler

Okay. Good. Yes, that's good context. And then just secondly, with margins, I think that coming into the year, you talked about the potential for 200 basis points of margin improvement, maybe something a little bit better than that, depending on where the environment was. Can you comment a little bit more now that we've got a quarter underneath our belt, it feels like that the environment is pretty strong, kind of on what your expectations for margin improvement would be? And then are you at the point where you can add terminals and kind of grow without having a drag from a margin perspective as you open new service centers?

Frederick Holzgrefe

Yes. So Todd, I think that if we look at the range opportunity for us this year, I mean, certainly throwing a sub-90 up in the first quarter pushes us the upper end of that opportunity range. And then if we look at just what we're thinking about around Q1 to Q2 sort of sequential’s there, obviously, weather impacts in the first quarter. But if we look into Q2, there's probably 250 to 300 basis point sort of improvement quarter-to-quarter there that we have line of sight to and we'll operate in that environment. And I think as the environment develops over the year, we'll continue to push the margin and pricing.

Now at the same time, we're also confronted with, and it's built into our, sort of, expectations. Wage inflation is going to continue to be real there. Recruiting costs continue to be real. We're having it. It's competitive market out there for drivers. And that's important we're focused on that, on recruiting. That's an underlying cost. That means we got to keep pushing the pricing meter as well. And I think that longer term, into the year, we feel better and better about our performance, but there's a lot of execution that's still got to happen. Our operations team is doing a great job. That will continue. But it's a challenged market in terms of finding the right labor in the right spot. So we feel pretty good about Q2 kind of where it's going, but full year should be good.

Todd Fowler

Yes. Okay. Understood. Yes, starting below 90 with weather in 1Q is a good start to the year. So, I'll turn it over and jump back in the queue. Thanks so much for the time.

Operator

Thank you. Our next question is coming from Amit Mehrotra with Deutsche Bank. Please go ahead.

Amit Mehrotra

Hey, thanks. Hi, Fritz. Hi, Doug. So just a quick follow-up on the 9% contractual renewals. Obviously, a nice acceleration from the 6%, 7% last couple of quarters. I guess some of that may be coming at the cost of volume and shipment growth, and obviously, you do have a fixed cost base where volume growth is helpful in terms of absorbing that. So just wanted to ask you maybe a philosophical question about striking the right balance between price and volume or is there's just so much runway in terms of where your revenue per bill is right now and it should be that you still kind of expect to continue moving up on the pricing spectrum? If you could just talk about that?

Frederick Holzgrefe

Yes. Amit, listen, we're focused on driving returns, right? And this is a business that underlying has got inflationary cost. We look at where our pricing is vis-a-vis the market where our margin structures are. We see the opportunity there. So we're focused on growing our operating income. We're focused on growing that. We're not looking to shed, necessarily, volume. What we're looking to do is finding better priced freight or better opportunity to leverage all the things that we do well and finding those customers that support that.

And I think that that ultimately is where we drive value in this business, more so than necessarily chasing volume for volume's sake. It's about optimally pricing and operating and providing that service. So our trade is always going to be toward margin because we think that's the biggest value driver for us. That's better pricing, finding freight that fits the network better that we can more optimally handle and generate a return.

Amit Mehrotra

Yes. And then just as a follow-up, Doug, it would just be helpful to look at what March tonnage did and April tonnage. And I don't know if you want to talk -- year-over-year is kind of weird, but you can also talk about sequentially as well. And Fritz, you talked about OR progression, feeling good about 2Q. I wonder if you could be a little bit more specific around that in terms of what you think the sequential change should be? And I kind of, all related to that, I don't know, it's a weird quarter, so I don't want to look at the 89.9%, it's kind of indicative of where you exited the quarter. So I don't know if you can provide a little bit more color in terms of March was obviously a better operating environment both cost and revenue perspective. What was the OR kind of in March relative to kind of that 89.9% for the full quarter?

Douglas Col

Sure, Amit. Yes, I'll run through the shipment and tonnage numbers. I know that we put the January, February numbers out, but I'll just recap them quickly. Shipments per workday in January were positive, up 1.4%. In February, shipments per workday fell 6.7%. And like Fritz said, we had a week where 70-ish terminals were either closed or very limited. So that impacted February shipments.

And some of that ended up probably shifting into March and then March is a seasonally stronger month. So March shipments per workday were up 12.1%. And on the tonnage side, January was up 5.4%, per workday. February was down 2.3% per workday. And tonnage was up 11.5% per workday in March. So you can see weight per shipment has been pretty positive, up 2.6% for the quarter, and that's helping on the revenue per bill side as well. In terms of the margins, Fritz mentioned, we feel like 250 to 300 basis points is the opportunity in the quarter.

And historically, the way we view that is it's been, over the last three to five years, it's been 230 to 250 basis points better in Q2 than Q1 when we adjust out for major accidents to try to smooth it. We feel like with the impact of weather in the month of February, we probably left a little bit on the table. So that's why Fritz says that 250 to 300 is probably the right way to think about what we should be able to do. You're right, things were very strong in March, and that was a record OR for us in March. So...

Amit Mehrotra

What was that OR in March?

Douglas Col

Come on, Amit. We don't give out the monthly OR, but it's pretty good. Just because we’re neighbors now doesn’t mean I am going to tell you.

Frederick Holzgrefe

If you look at what we're thinking about for change from Q1 to Q2, I think that's probably indicative, right? So we're pretty confident. We feel pretty good about the second quarter.

Amit Mehrotra

All right. Very good. Thank you guys for entertaining my questions. Appreciate it. Thanks.

Douglas Col

Thanks, Amit.

Operator

Thank you. Next, we will go to Jon Chappell with Evercore. Please go ahead.

Jonathan Chappell

Thank you. Good morning. Fritz, you mentioned some of the hiring inflation and probably some of the challenges as well. As we think about comp, and also purchase transportation to meet the service levels that you guys want, should we think about those maybe holistically?

So if you can't really add the people that you want kind of at the front end, you supplement that with purchase transportation, and once you finally scale the internal employee count, maybe the purchase transportation comes down. So rather than looking at comp was down pretty meaningfully year-over-year as a percentage of revenue, but PT was up, we look at that trend kind of as one?

Frederick Holzgrefe

Yes. Quite honestly, that's how we think about it internally. I mean you're going to provide linehaul coverage to support our service offering, and you're either going to use your own internal assets. And in the instances where it's more optimal or you need the capacity, you would go outside. So yes, we can think about it in those contexts.

Jonathan Chappell

Okay. Great. And then also on terminal expansion. So you mentioned the Northeast Atlanta terminal back in January -- or February. I guess, you said another four to six in 2021. There's a lot of commentary out in the market about difficult real estate markets. People don't really want to sell warehouses right now. As you think about your organic expansion plans for this year, are you finding challenges in the market as far as land or existing terminals exist?

And you also mentioned in February, Chicago could be a potential for capacity, maybe in Houston. Any other regional commentary you can make on organic expansion plans?

Frederick Holzgrefe

Sure. Listen, I think there are certain markets where the real estate opportunities are pretty challenged. North Atlanta, for us, frankly, took us a long time to get that into the pipeline, but we have line of sight to get that open in the fourth quarter. So we're excited about that. But that was probably indicative of what it's like to deal with in a growing metro market to find a location that's appropriate, one that you can develop that somebody can get the right zoning. And in that market, we're competing with industrial real estate investors for that property. So you see that in other markets around the country.

But we also see we've got a pipeline of opportunities that we should be able to get closed this year, which we're excited about. Places like Chicago, certainly, those are in our sort of sites around opportunities. We're not really in a position to announce anything around those specifics, but those are markets that we're looking at. L.A. basin, certainly, those are opportunities there. That's a really challenging market, probably end up leasing assets there because it's difficult to find willing sellers, if you will.

But I think as you look across our geography, all the markets present some sort of an opportunity for us, right? So if you just take our footprint and lay against some of the best-in-class carriers, we're at 170 terminals now, which is great. The others are sort of north of 200. And many of those -- yes, there are some markets that we don't have coverage in yet that we will, but there's also greater density that we could build in places like Chicago, Houston, Dallas, that are there for us. And that's part of our real estate pipeline.

Jonathan Chappell

All right. That sounds great. Thank you for the thoughts Fritz.

Operator

Next, we will go to Jack Atkins with Stephens. Please go ahead.

Jack Atkins

Great. Good morning and thanks for taking my questions, guys. So I guess just going back to the pricing environment for a moment and the 9% increase that you realized in the first quarter on contractual renewals. Can you talk about -- does that include the work you're doing on the accessorial side as well? And can you maybe walk us through some examples of some of the changes around your accessorial policies, just given the tight capacity environment out there? I would think that you could do quite a bit on that front.

Frederick Holzgrefe

Yes. So if you look at the legacy of some of these, there would be instances where historically, maybe we waived a liftgate charge or limited access or frankly, making deliveries into high cost areas. Those are areas that maybe we waived or didn't have an accessorial for that.

So as we have refined our costing and understanding the characteristics of the customers' freight, we have taken those waivers out. And significantly, we note in here that GRI was 5.9% for our tariff customers back in January. The biggest part of that actually was lifting waivers around that were in place with that set of accounts. That's not part of the 5.9%, it’s in addition to. So the opportunity there, and we pushed that pretty hard, that's been accepted in most cases. There's some refinements that have come up after the fact. But I think that is indicative of, we know what the costs are and now getting paid for that service, right?

So across the board on all of our contractual renewals, any of the 3PL work we do, all of that, we've got to make sure that we're getting paid for those additional service offerings. The 9% has got some of that in there, but frankly, there's always more, right? So as we understand the customers, freight characteristics is an opportunity for us to continue to push those sort of pricing initiatives. The environment is there for that. The assets are -- special assets are required, and we need to get paid for it, be it residential, liftgate, limited access, all those sorts of things are pretty critical.

Jack Atkins

Okay, thanks.

Douglas Col

Jack, also, I think you should just remember to frame it up the right way. I mean these contractual renewals to us are really, they should give you an indication of where the shipper’s mindset is at. You know the structure of our contracts, it's not like you can go bake 9% into your earnings model. That's the negotiated rate. And then you sit back and see what freight actually comes to you, to see if it comes to you in the lanes you thought it was going to come to you in. The acceleration is definitely in part due to what we're seeing with capacity and the tightness that is out there right now.

Jack Atkins

Okay. No, that makes a lot of sense, Doug. And I guess just from a follow-up, if I could go back to the question around trends in April. Could you comment on what you're seeing from a tonnage and shipment perspective in April? And I think kind of looking at it both year-over-year and maybe sequentially versus March will be helpful, if that's possible.

Douglas Col

Yes. So far, it's been a strong trend. I mean through this part of April, shipments are up about 28% year-over-year, and tonnage is up 30%-ish year-over-year so far in April. So sequentially, there's usually a step-up, March to April, and then a low single-digit step up again in May. And then through the summer, it kind of flattens out on a shipment per day basis. But seasonally, it's kind of stepping up like historically you would expect.

Jack Atkins

Okay. That's great. Thank you for the time.

Douglas Col

Sure.

Operator

We will now go to Jordan Alliger with Goldman Sachs. Please go ahead.

Jordan Alliger

Hi, good morning. Just I'm curious, given all the growth and capacity that's out there for LTL and the tightness in the industry, how much capacity -- do you have a sense for how much capacity you have throughout your network to accommodate growth? How much excess you may have? Or are you running up against limit?

Douglas Col

Yes. I mean on the capacity side, you have to look at it really in three buckets. On the terminal side and door side, we think there's 10% to 15% kind of latent capacity out there. You'll have pinch points in some markets where you couldn't handle an influx of 15% volume. But in general, we've grown the door count pretty consistently over the last few years. It's probably up 5% year-over-year on the door side. You know Fritz, we talked a little bit about the lag here and taking deliveries of equipment so far year-to-date. So that's the other bucket of capacity.

Probably we got the power we need, but the final component of capacity is the driver side for us, and that's been tight, as you've read in every release that's out there. And we're offering hiring bonuses in a lot of markets and referral bonuses across the network, trying to bring in qualified drivers. But that's the piece now that is kind of the drag on adding capacity. So we're working through that. And you saw it reflected in our PT numbers, but still we're not going to use the PT unless we have price to move the freight and provide good service.

Jordan Alliger

Great. Thank you.

Operator

Thank you. Next, we will go to Tyler Brown with Raymond James. Please go ahead.

Tyler Brown

Hey, good morning, guys.

Frederick Holzgrefe

Hey, Tyler.

Tyler Brown

Hey, Fritz. So this is a conceptual question. I want to kind of come back to this talk about capacity. But I think this quarter, you crested 900 miles on your length of haul. I think it was the first time you've ever done that. You're obviously becoming an increasingly competitive national player. But I'm curious about what pressures the longer haul is having on the network. So are you running into any door pressures on that East-West break? I know you upgraded in Memphis, but what about markets like Kansas City or Indy, Columbus, maybe those are examples. But are you needing to put more capacity into some of those key breaks? Is that holding you back in any way?

Frederick Holzgrefe

Where I'd say the impact of this was in February. So one of the weather impacts, Tyler, was around Memphis, was weathered out for probably close to two weeks. So that was an impact. And as you would expect, that's an important East-West sort of corridor for us, so that we ended up using PT around that. So that's part of what happens with PT that longer length of haul that also leads us -- that's a capacity component, right?

And so we use more PT to support that as well, either be a rail or truck. So right now, the Memphis assets, Kansas City, Indy, we've invested in Indy and Memphis. Both of those are new facilities. They've got ample capacity. Kansas City has got capacity. There are probably opportunities to invest in that market over time. The facilities haven't been a pinch point, but you see our PT utilization reflects what you're seeing around length of haul.

Tyler Brown

Okay. Yes, that's helpful. And then I know Paul Peck recently retired. Obviously, a very illustrious career with Saia. You elevated Patrick Sugar to COO. So I know he's been pretty central to a lot of what's been going on in the Northeast expansion, technology, etc. But just any thoughts about operationally, should we see any change in thought or philosophy with Patrick at the helm?

Frederick Holzgrefe

No. I think what you would focus on, and we talk a lot about this. We over the last several years have been very much of a focus around data analytics, optimization, decision support around making the right pricing decision, operating decision, scheduling, rolling out new technology. Although Peck was providing the leadership, Sugar was in the center of all those sort of activities. As he has emerged in the new role, I think you do see more of the same.

It's the culture that Paul was critical to the development of the culture and the leadership in our team. Patrick contributes to the leadership and culture and adds the data analytics. And I think the combination of those two things were a role win for us over time. And this was kind of normal transition for us for Paul to retire and move back to Louisiana and Patrick to be in a position to assume those duties.

So I'm excited about the whole organization around this. It's been a planned transition, and we've been able to pull it off.

Tyler Brown

Okay. That's helpful. And then Doug, just a quick housekeeping item. Were you extending the extra PTO into this year? Or should that normalize for the rest of the year? And is that about a $10 million expense that kind of comes out this year assuming you go back to a normal PTO structure?

Douglas Col

No, it doesn't continue into this year. The extra PTO that was granted was last year to kind of weather the initial COVID impact. So that doesn't roll forward into the year.

Tyler Brown

Okay. Okay. So that's a help this year?

Douglas Col

Well, yes. But I mean, the wage increase that was delayed from July and pushed into January would be a hurt in that aspect.

Tyler Brown

Okay. So a couple of things going on. Okay, all right. Thanks, guys.

Operator

Thank you. Next, we will go to Scott Group with Wolfe Research. Please go ahead.

Scott Group

Hey, thanks. Good morning, guys. So Fritz, I wanted to ask a couple of longer-term questions. So you talk about potential to go from 170 to over to 200 terminals. And now that you're clearly sub-90 on OR, I'm sure the next sort of goal is 85 on the OR. What's a realistic timeline for hitting those two milestones?

Frederick Holzgrefe

To hitting the 85?

Scott Group

85 and then getting to 200-plus terminals.

Frederick Holzgrefe

I got you. So listen, I think the way I would point to is kind of what we've done over time, right? So I think that in a normal sort of cadence, normal environment, we ought to be able to do 150 to 200 basis points of improvement year-over-year, right? If things are in a better environment, we probably beat that. In a tighter environment, maybe it's more challenged. I think the facilities that we add over time, we tend to be focused on doing this on an organic basis.

So if the opportunity presents itself, we'd probably accelerate that process like we did two years ago in the Northeast when the New England terminals became available. And I think as we look to optimize them, that maybe we slow down some of the cadence. So the key thing going from 170 to 200 terminals, yes, there's going to be Chicago's, there's going to be additional Atlanta, additional Houston's in there, but then there are also going to be ones that are maybe West Virginia that are smaller, that sort of thing.

So they're not all the same. But one of the big things that, I think, value driver for us over time, and we're seeing it a little bit now as we've we build around the 170, we start building density across all the network, and you see that leverage. So I think that we'll spread that out over a few years, but I think that as we continue to execute in a favorable environment, we move to the upper end of that range. But I think the thing that's really exciting that's happened over the last couple of years. And I think you just saw it in Q3 last year, Q4 and Q1, even, is the execution has allowed us to kind of raise the floor, if you will. The downside risk, I think, is much less than it historically has been as we've built scale and improved our own operational execution. So I think the opportunity is there, I don't see an impediment for us.

Scott Group

Okay. And then just on the truck technology side. So you mentioned electric. Realistically, what percentage of the fleet could this be four or five years from now? And then any thoughts on any autonomous options as well?

Frederick Holzgrefe

Yes. So on the fleet piece, there could be an opportunity sooner than later around the P&D part of the business, right? So if you look at the electrics that we launched in SoCal, the interesting thing there is that could be a really useful sort of match to provide service to our customers in the L.A. Basin or in those areas where maybe the asset utilization is not sort of 24/7. So you could run it in the city during the day than the four or 5-hour charging time, maybe you could do that at night, not really have an impact on the operation.

Typically, our newest equipment we'd like to put in dual use, but in that environment, perhaps you take a different tact. It almost assumes the role of a Class six tractor in our fleet, one with better torque, actually.

So that would be a bonus or plus. So I think over time, I think that's probably where it first makes an impact is going to be in the city operation. And I would say that it's probably three, five years down the road.

The key thing and the thing we're excited about with this pilot is that we can get our hands on it, see what the operational characteristics are and then really understand the cost of operating these things. I mean there's a lot of information that's floating around out there around what they could do. And for us, we're kind of like let's put our hands on it and let's understand it before we draw conclusions. So I think it's probably down the road still.

Around autonomous, I think that there's a lot of talk about that. I think maybe there's an opportunity in the sort of the linehaul network that's sooner, kind of five, seven years, I don't know. But listen, we haven't seen anything in operation yet. So it's tough for us to conclude what the timing would look like. Certainly, that would probably be the most likely application. I wouldn't see that necessarily early on in the city operation, just nature of traffic and all those sorts of things. So a lot to be learned here, Scott, around where this technology goes.

Scott Group

Appreciate the thoughts. Thanks, guys.

Operator

Thank you. Next, we'll go to Stephanie Benjamin with Truist. Please go ahead.

Stephanie Benjamin

Hi, good morning.

Frederick Holzgrefe

Good morning.

Stephanie Benjamin

I want to talk about your business mix kind of during the quarter and maybe the breakout between consumer and industrial, if you saw that change at all or compared to historical averages in 1Q? And really what your expectations are throughout the year and just in terms of business mix between the two? And any kind of color you can provide on those would be helpful.

Douglas Col

Yes. I don't think we saw anything in terms of mix with our customer base that looks a whole lot different than most first quarters. I mean, manufacturing base starts to come to life a little bit after the late December and early January shutdowns. And we've got some big retail customers that kick in and do some seasonal shipping with us as they roll out spring merchandise. And I think it was a pretty balanced mix.

I mean I always think our business is 60% to 65% industrial. When you walk our docks, that's what you see on the docks. So there have been different segments that have different rates of come back in terms of housing or auto. But in general, I think the mix is about the same.

Stephanie Benjamin

Got it. Got it. And then just a follow-up to some of the terminal questions that were asked earlier. Is there a general idea of when we can expect some of the incremental four to six terminals throughout the year just as we kind of look to plan from a modeling standpoint, just that the incremental investments that come from starting some of those terminals?

Frederick Holzgrefe

Yes. They're going to be second half, so Q3, Q4. And quite honestly, there'll be expenses. I don't know that they'll necessarily be visible. If we keep focusing on our core execution, we'll be able to reinvest those without necessarily having a material or notable impact on the overall operation. The good news is it that 170 terminals when you're adding three or four, we can absorb those pretty easily.

Stephanie Benjamin

Absolutely. Well, that's all I have. Thanks so much.

Douglas Col

Thanks, Stephanie.

Operator

Next, we will go to Ari Rosa with Bank of America. Please go ahead.

Ariel Rosa

Great. Good morning. So first question, just wanted to see if you could maybe contextualize the 9% contractual rate increases and the 5.9% GRI. How does that compare to what you're seeing in terms of cost inflation? Obviously, we've talked a lot about kind of wages, but you put the 3.5% wage increase in place in January. Maybe you could talk about some of the other line items and maybe where you're seeing some pressure?

Douglas Col

Sure. I mean in the quarter, I mean, our OpEx per shipment was up about 5.8%, I think, almost 6%, but we lost some shipments in the middle of February and you don't lose the fixed cost. So that number is a little bit inflated. You would expect it to trend up a little bit. The longer length of haul, it costs a little more to go the extra distance. But in general, I think 3% to 4% is a rate of inflation, if you want to call it, in that metric that you should think about.

And you grow your margins if you grow your revenue per bill faster than that. But the cost buckets, I mean, they're all the same ones we talk about. Fritz mentioned salaries and wages, the inflation there in healthcare. I don't think we've ever modeled since I've been here for anything less than 10% inflation around health and pharma costs. Fuel, obviously, this year, had put a little pressure on that operating expense per shipment number, too.

So combination of things. But I think if we had normalized shipments in Q1, it's in that 3.5% to 4% range.

Frederick Holzgrefe

Pricing side, I would just add one element to this is that as we think about pricing, we're thinking about focusing our pricing efforts on getting what's available or what the market is, right? So it's not necessarily pricing to get to an 85% OR. It's pricing to get what's available in the market, right? So if that means that, that turns into sub-85, we're OK with that, if that's what the market is. I mean frankly, if our pricing, revenue per bill versus the other national carriers is less, we need to push to that level, right, and to their level. So that's not a cost-plus play. That's if the market charges for these accessorials then Saia is going to charge for these accessorials, too. So that's kind of how we think about it internally.

Ariel Rosa

Got it. Very helpful. And then just my second question. I think you guys leased slightly over half of your service centers. I just wanted to ask from kind of a strategy standpoint. Does that put you in a little bit of kind of a structural impediment in terms of that capacity to expand? And how much of an impediment, I guess, is that to getting to that sub-85 operating ratio?

Frederick Holzgrefe

Listen, we don't think the lease versus buy thing is an impediment to us getting below that sort of 85 to get the best-in-class OR. I think the impediment is making sure that you price for everything, all the service you provide. Yes, certainly, if we buy or build a terminal in Memphis and Indianapolis like we have in the last couple of years, those two big facilities, those are in present dollars.

And certainly, our competition has maybe had facilities there for years, and that's going to be built in cost difference between our depreciation expense related to those facilities and theirs. That's just a fact of life. But that's not the biggest difference between our OR and their OR. The biggest factor really is about pricing. So the key thing for us is as we've looked at markets as an example of L.A. Basin, would love to have purchased a facility there last year or year before last, but ended up having leased one in Long Beach, California. The choice there is you're either in the market or you're not, it'd be preferable to own it, but we couldn't. There was not a willing seller. So leasing was fine. It's a long-term lease, and we can operate on that basis.

That goes with other markets, too. Strategically, we prefer to own strategic assets. But if we can get a long-term lease that keeps us in the market, that long term, that's a value contributor as well.

Ariel Rosa

But does that necessity to lease, does it become any kind of headwind to expansion? Does it limit your ability to expand?

Frederick Holzgrefe

The limit to expansion would be if we can't find facilities, right? That's the limiter. And we haven't encountered that yet, right? So I think there's still opportunities out there. L.A. Basin is -- I'll go back to that example. That one, most people in that market, the real estate investor there says, this is a long-term hold. They don't want to sell.

So for us, we're going to have to pay market rents there, right, or market lease. That just means you're going to have to get charged for it. That's a cost of business in L.A. Basin. So in that scenario, you're going to be there, you've got to price to be in that market to generate a return. So we think that there's an opportunity for us to continue to grow on that basis. And certainly, it hasn't limited our ability to expand.

Ariel Rosa

Got it. That's really helpful color. Thanks for the time.

Operator

Thank you. Next, we will go to Tom Wadewitz with UBS. Please go ahead.

Thomas Wadewitz

Yes. Good morning. Wanted to see if you, I mean I know you have a lot of different customer types and large customer group, but what are you seeing in terms of kind of who's realizing the greatest ramp in activity, if you look at some of the different customer groups? How would you look at that where you would expect greatest increase in activity in the most optimism?

Frederick Holzgrefe

Tom, that one is a tough one because it's really kind of across the board right now. I think in terms of where we see business growth, I mean there's not really a great call out one or the other. Historically, if you followed Saia, we might have talked more about energy in the past because of our geographies largely in energy. We grew up in the energy patch. So that historically has been in an area that's really kind of been a tied to our growth. But as we've grown, that's become less of an influence.

And I would say, generally, the energy space is not growing at the same rate as all the other sort of categories we participate in or other sort of sectors or industries that we see. And you look at the geography, I mean, it kind of lines up with that. Houston is not, from a growth-wise, isn't anywhere near what you see from the other sort of geographies from us.

But frankly, Houston region is still some of the best OR in the company. So that hasn't necessarily been a drag us, but it's pretty across the board, to be honest with you.

Thomas Wadewitz

Right. Okay. Yes, that makes sense. What about, you know you gave us pretty helpful commentary on sequential OR. And I think you talked about kind of a normal year for OR improvement as well. How do you think about this year? If you said, well, what kind of magnitude could you see in terms of OR improvement in full year '21 versus '20? Is it 300 basis points? Obviously, some elements of EV comparing second quarter in particular. But how would you think about the full year from an OR improvement potential perspective?

Frederick Holzgrefe

Listen, from what we have visibility to, we feel pretty good about second quarter. I think if that continues in the second half of the year, we'll continue to see some real strong improvements year-over-year. But Q3 and Q4 of '20 were record quarters for us.

So it will be interesting to see how that continues in the second half, but I think it is a, certainly, it is setting up for us, and I've really focused around our pricing initiatives and our internal sort of execution. And I feel pretty good we'd be at the upper end of any range based on what we see in the marketplace right now and certainly what we see into Q2.

Thomas Wadewitz

Great. Thank you for the time.

Operator

Thank you. Our final question will come from Ravi Shanker with Morgan Stanley. Please go ahead.

Ravi Shanker

Thanks. Good morning, gents. So there's been a lot of commentary, very helpful, on where the market is and the pricing strategy and such. But if I were to follow up from a slightly different angle, kind of you heard a couple of your peers talk about gaining share in the market, and I'm sure you guys feel pretty well positioned to do that as well. It's not often that we hear about players talking about gaining share in a market that's so tight when people are kind of struggling to keep up in the first place.

So how do you see the competitive environment out there? Purely, if you guys are getting price, it doesn't seem like people are beating each other up. But where are those share gain opportunities coming from, do you think? Is that coming from smaller players in the industry? Or are you expanding the LTL pie? Are you getting it from rail? What do you think there?

Douglas Col

I mean I think there are some national players that are looking at their returns and looking at the margins in their business and saying, this isn't acceptable. And so I don't think it's just the smaller players that might seed some share. There's bigger players and some of them, well-managed companies that are just looking at things now and saying, if I have to give increases to hire drivers and all my costs are going up, there's no reason to add volume with those factors. You might as well raise prices and do a good job with the freight you do bring in, and that fuels a continuation of the ability to raise price. So I think there's share opportunity out there. But for us, like I said, I mean, on the capacity side, it's been tight for drivers.

So we're going to price to improve the mix of business that we're handling. Whether that's weight or length of haul or the characteristics of the freight, whatever it may be, we're going to price to track the business we want to haul and if we can make money on.

Ravi Shanker

And just to clarify, if those entities are giving up that business because the returns are unacceptable to them, that doesn't necessarily mean that the return will be unacceptable to you because it's a better fit in your network?

Douglas Col

Possibly or it goes to somebody else, and that just tightens things, right? I mean if it's not a good service provider, when they say no to a lower service providers rate increase, they're probably not going up the food chain for better service, but that might take some capacity out from the smaller regional players, and that freight becomes an opportunity.

So it's a mix. There's not just a page in a playbook we can point to. There's a lot of moving pieces.

Ravi Shanker

Got it. And just lastly to follow-up on the discussion on electric autonomous. So if I'm hearing you right, I mean, you guys feel like electric is better suited for P&D right now, and autonomous is better suited for linehaul. I'm just wondering if you guys have kind of run any math. If you've approached kind of that level to see what kind of savings, you might get from running this? Obviously, right now, you have subsidies and such for electric, but just normalized, where can your OR go if you convert your P&D fleet electric and your linehaul fleet autonomous?

Frederick Holzgrefe

Yes. At this stage, Ravi, kind of the way we're thinking about this, our pilot here is we want to understand what those variables are. So let's consider how we invest presently in our fleet. So if we buy a diesel tractor, it's dual use and its earliest part of its life cycle. And if you look at the specs around the EV tractor, if it hits the Volvo spec, it's what 150-mile range, and it's a 5-hour recharge. So for us, that means that's a day P&D opportunity. And certainly, in the L.A. Basin, there's probably an application there. So I think it's around us, understanding what those actual performance characteristics are. And down the road, we'll be able to make that kind of a call. And then when we look at the autonomous, I mean, that's well in the future, for sure, what are the characteristics of that look like? I mean do we have to keep a tender or a driver on board that changes the math versus the fully autonomous, meaning no driver, right?

So those things are still to be determined. Part of the reason why we made the investment, though, is we know that's where the world is going. We want to participate, make sure we collect our own data to validate these sorts of investments. I think there's probably an opportunity, but it remains to be seen what the economics look like.

Ravi Shanker

That is very helpful. Thank you.

Operator

Thank you. That concludes today's question-and-answer session. Mr. Holzgrefe, at this time, I will turn the conference back to you for any closing remarks.

Frederick Holzgrefe

Thank you, everyone, for your interest in Saia. We look forward to delivering a strong second quarter here, and we look forward to catching up with you at the end of the quarter. Thank you.